Exhibit 4.6

SECURED

PROMISSORY NOTE

April 5, 2016	US$100,000

Englewood, NJ

FOR VALUE RECEIVED, JERRICK MEDIA HOLDINGS, Inc., a corporation incorporated under the laws of the State of Nevada and located at 202 S Dean Street, Englewood, NJ 07631 (the “Company”), hereby promises to pay to the order of ____________________, and his successors or assigns (the “Holder”), the principal amount of One Hundred Thousand United States Dollars (US$100,000) (the “Principal”) on April 15, 2016 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof at the rate of twelve percent (12.0%) per annum in accordance with the terms hereof. This Secured Promissory Note (this note, together with all modifications, extensions, future advances, supplements, and renewals thereof, and any substitutions therefor, the “Note”) shall be payable in accordance with the terms set forth below.

1.             Payments of Principal and Interest.

(a)           Payment of Principal and Interest. If not sooner paid, all principal and unpaid interest on this Note shall be due and payable to the Holder on the earlier to occur of (i) the Maturity Date or (ii) an Event of Default (as defined below). Interest on the unpaid principal balance of this Note shall begin to accrue on April 5, 2016. Interest shall be computer on the basis of a 365-day year and paid for the actual number of days elapsed.

(b)           General Payment Provisions. All payments of principal and interest on this Note shall be made in lawful money of the United States of America by immediately available funds or wire transfer to such account as the Holder may designate by written notice to the Company in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day. For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

2.             Prepayment. The Company shall have the right to prepay, without premium or penalty, at any time or times after the date hereof, all or any portion of the outstanding principal balance of this Note, together with accrued interest on the principal amount prepaid.

3.             Security Agreement.

(a)         As security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all obligations of the Company, now existing or in the future, arising in connection with this Note (the “Obligations”), the Company does hereby pledge, assign, transfer, deliver and grant to Holder a continuing and unconditional security interest in all of that certain artwork created by Bob Guccione, including but not limited to, 40,000 “Guccione Slides” (the “Guccione Artwork”), purchased by and currently owned by the Company (the “Collateral”). The Company hereby authorizes Holder to prepare and file or cause to be filed such financing statements, amendments and other documents and do such acts as Holder deems necessary in order to establish and maintain valid, attached and perfected, security interests in the Collateral in favor of Holder. The Company hereby irrevocably authorizes Holder at any time, and from time to time, to file in any jurisdiction any financing statements and amendments thereto that (a) indicate the Collateral is comprised of the Guccione Artwork (b) contain any other information required by Section 5 of Article 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Company is an organization, the type of organization, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Company agrees to furnish any such information to Holder promptly upon request. The Company hereby agrees that a photogenic or other reproduction of this Note is sufficient for filing a financing statement.

(b)          At any time and from time to time, upon the written request of Holder, at the sole expense of the Company, the Company shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Holder may reasonably deem necessary or desirable to perfect and continue perfected or better perfect Holder’s security interest in the Collateral.

4.            Guarantee Agreement. Jerrick Ventures, LLC, a wholly-owned subsidiary of the Company (the “Subsidiary”) hereby jointly and severally guarantees and becomes surety to the Holder for the full, prompt and unconditional payment of the Obligations and payment and performance of the Obligations, and the full, prompt and unconditional performance of each term and condition to be performed by the Company in connection with this Note. This guaranty is a primary obligation of the Subsidiary and shall be a continuing inexhaustible guaranty. This is a guaranty of payment and not of collection. The Holder may require the Subsidiary to pay and perform its individual liabilities and obligations under this guaranty and may proceed immediately against any of the Subsidiary without being required to bring any proceeding or take any action against any other Grantor prior thereto; the liability of the Subsidiary hereunder being independent of and separate from the liability of the Company and the availability of any Collateral.

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5.             Defaults and Remedies.

(a)           Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder: (i) the Company fails to pay timely any interest, principal or other sums due under this Note within five (5) days of when any such payment becomes due and payable; (ii) the Company makes an assignment for the benefit of creditors or takes any corporate action in furtherance of the foregoing; (iii) any order or decree is rendered by a court which appoints or requires the appointment of a receiver, liquidator or trustee for the Company, and the order or decree is not vacated within sixty (60) days from the date of entry thereof; (iv) any order or decree is rendered by a court adjudicating the Company insolvent, and the order or decree is not vacated within sixty (60) days from the date of entry thereof; (v) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect or takes any corporate action in furtherance of any of the foregoing; (vi) a proceeding or petition in bankruptcy is filed against the Company and such proceeding or petition is not dismissed within ninety (90) days from the date it is filed; (viii) the Company files a petition or answer seeking reorganization or arrangement under the bankruptcy laws or any law or statute of the United States or any other foreign country or state; (iv) the Company engages in any liquidation, dissolution or winding up; or (x) the Company fails to perform, comply with or abide by any of the stipulations, agreements, conditions and/or covenants contained in this Note on the part of the Company to be performed complied with or abided by, and such failure is not cured within thirty (30) days after written notice of such failure is delivered by Holder to the Company.

(b)           Remedies. Three (3) months following the occurrence of one or more Events of Default, the Holder, at its option and without further notice, may make a demand or presentment for payment to the Company or others, may declare the then outstanding principal balance of this Note, together with all other sums due under the Note, immediately due and payable, together with all accrued and unpaid interest thereon, together with all reasonable attorneys’ fees, paralegals’ fees and costs and expenses incurred by the Holder in collecting or enforcing payment thereof (whether such reasonable fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and all other sums due by the Company hereunder, all without any relief whatsoever from any valuation or appraisement laws and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder at law, in equity, or under this Note. Upon the occurrence and during the continuance of any Event of Default, interest shall thereafter accrue at the rate of eighteen percent (18%) per annum, and upon the occurrence of an Event of Default and upon each subsequent seven (7) day period thereafter while such Event of Default is continuing, the Company shall issue one (1) common stock purchase warrant in the form attached hereto as Exhibit A (each a “Warrant”), permitting the Holder to purchase 25,000 shares of common stock of the Company at an exercise price of $0.40 per share. For the avoidance of doubt, on the date of the occurrence of an Event of Default, the Company shall issue one (1) Warrant, and on the 8th day following the occurrence and continuation of an Event of Default, the Company shall issue one (1) Warrant, and so on.

6.             Expenses. The Company agrees to pay all legal costs and expenses incurred by the Holder and the Company in connection with the preparation of this Note or the collection of amounts due or the enforcement of the Holder’s security interest hereunder.

7.             Lost or Stolen Note. Upon notice to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and customary for similar circumstances in commercial lender/borrower circumstances, and, in the case of mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note.

8.             Cancellation. After all principal, accrued interest and all other sums at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be re-issued.

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9.             Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Nevada, without giving effect to provisions thereof regarding conflict of laws. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper, provided, however, nothing contained herein shall limit the Holder’s ability to bring suit or enforce this Note in any other jurisdiction. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address indicated in the preamble hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies of the Holder as provided herein shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

11.           Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

12.           Failure or Indulgence Not Waiver. Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

13.          Notice. Notice shall be given to each party at the address indicated in the preamble hereto or at such other address as provided to the other party in writing.

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14.          Usury Savings Clause. Notwithstanding any provision in this Note, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Note or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance of this Note immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of such outstanding principal balance and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder of this Note may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest rather than accept such sums as a prepayment of the outstanding principal balance. It is the intention of the parties that the Company does not intend or expect to pay nor does the Holder intend or expect to charge or collect any interest under this Note greater than the highest non-usurious rate of interest which may be charged under applicable law.

15.           Binding Effect. This Note shall be binding upon the Company and the successors and assigns of the Company and shall inure to the benefit of Holder and the successors and assigns of Holder.

16.           Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

17.           Assignment. The Company may not transfer or assign this Note without the written consent of Holder.

18.          Amendments. The provisions of this Note may be changed only by a written agreement executed by the Company and Holder.

[Signature pages follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be executed on and as of the date set forth above.

JERRICK MEDIA HOLDINGS, INC.

By:
Name:	Jeremy Frommer
Title:	Chief Executive Officer

CONSENTED AND AGREED:

The undersigned, referred to in the foregoing Note as a Grantor, hereby consents and agrees to said Note and to the payment of the amounts contemplated therein, documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by it pursuant to or in connection with said Note to the same extent as if the undersigned were a party to said Note.

Jerrick Ventures, llc

By:	JERRICK MEDIA HOLDINGS, INC.
Its:	Sole Shareholder

By:
Name:	Jeremy Frommer
Title:	Chief Executive Officer

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EXHIBIT A

Form of Common Stock Purchase Warrant

(See attached)